AMENDED AND RESTATED CLASS B DISTRIBUTION PLAN

I.    Investment Company: FRANKLIN MUTUAL SERIES FUNDS

II.   Fund:               MUTUAL BEACON FUND - CLASS B
                          MUTUAL EUROPEAN FUND - CLASS B
                          MUTUAL FINANCIAL SERVICES FUND - CLASS B
                          MUTUAL GLOBAL DISCOVERY FUND - CLASS B
                          MUTUAL QUEST FUND - CLASS B
                          MUTUAL SHARES FUND - CLASS B

III. Maximum Per Annum Rule 12b-1 Fees for Class B Shares (as a percentage of average daily net assets of the class)

      A. Distribution Fee: 0.75%

      B. Service Fee: 0.25%

  PREAMBLE TO AMENDED AND RESTATED CLASS [B/B1] DISTRIBUTION PLAN

      The following Amended and Restated Distribution Plan (the "Amended Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by the Investment Company named above (the "Trust") for the Class B shares (the "Class") of each Fund named above (each "Fund"), which amends and restates the prior Distribution Plan (which, together with the Amended Plan are referred to as the "Plan") which took effect on the date shares of the Class were first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the Board members who are not interested persons (as defined in the 1940 Act) of the Trust and who have no direct, or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

      In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Trust, on behalf of each Fund, and Franklin Mutual Advisers, LLC (the "Manager") and the terms of the Distribution Agreement between the Trust, on behalf of each Fund, and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of the Manager, under the Investment Management Agreement, and of Distributors, under the Distribution Agreement, was fair and not excessive. The approval of the Plan included a determination that in the exercise of the Board's reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and the shareholders of the Class.

      The Board recognizes that Distributors has entered into an arrangement with a third party in order to finance the distribution activities of the Class pursuant to which Distributors may assign its rights to the fees payable hereunder to such third party. The Board further recognizes that it has an obligation to act in good faith and in the best interests of each Fund and its shareholders when considering the continuation or termination of the Plan and any payments to be made thereunder.

              AMENDED AND RESTATED DISTRIBUTION PLAN

      1. (a) The Trust, on behalf of each Fund, shall pay to Distributors a quarterly fee not to exceed the above-stated maximum distribution fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Board from time to time.

         (b) In addition to the amounts described in (a) above, the Trust, on behalf of each Fund, shall pay (i) to Distributors for payment to dealers or others, or (ii) directly to others, an amount not to exceed the above-stated maximum service fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Trust's Board from time to time, as a service fee pursuant to servicing agreements which have been approved from time to time by the Board, including the Independent Trustees.

      2. (a) The monies paid to Distributors pursuant to Paragraph 1(a) above shall be treated as compensation for Distributors' distribution-related services including compensation for amounts advanced to securities dealers or their firms or others selling shares of the Class who have executed an agreement with the Trust, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the Independent Trustees, with respect to the sale of Class shares. In addition, such monies may be used to compensate Distributors for other expenses incurred to assist in the distribution and promotion of shares of the Class. Payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature (and any related expenses), advertisements, and other distribution-related expenses; additional distribution fees paid to securities dealers or their firms or others who have executed agreements with the Trust, Distributors or its affiliates; or certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance, advertising, educating dealer personnel about the Fund and shareholder financial planning needs, placement on dealers' lists of offered funds, access to sales meetings, sales representatives and management representatives of dealers, participation in and/or presentation at conferences or seminars, sales or training programs for invited registered representatives and other employees, client and investor events and other dealer sponsored events, and ticket charges.

           (b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder or beneficial owner accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

      3. In addition to the payments which the Trust, on behalf of each Fund, is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Trust, on behalf of the Fund, the Manager, Distributors or other parties on behalf of the Fund, the Manager or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rules of Conduct of the National Association of Securities Dealers, Inc., or any successor thereto.

      4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

      5. (a) Distributors may assign, transfer or pledge ("Transfer") to one or more designees (each an "Assignee"), its rights to all or a designated portion of the fees to which it is entitled under paragraph 1 of this Plan from time to time (but not Distributors' duties and obligations pursuant hereto or pursuant to any distribution agreement in effect from time to time, if any, between Distributors and the Fund), free and clear of any offsets or claims the Fund may have against Distributors. Each such Assignee's ownership interest in a Transfer of a specific designated portion of the fees to which Distributors is entitled is hereafter referred to as an "Assignee's 12b-1 Portion." A Transfer pursuant to this Section 5(a) shall not reduce or extinguish any claims of the Fund against Distributors.

         (b) Distributors shall promptly notify the Fund in writing of each such Transfer by providing the Fund with the name and address of each such Assignee.

         (c) Distributors may direct the Fund to pay any Assignee's 12b-1 Portion directly to each Assignee. In such event, Distributors shall provide the Fund with a monthly calculation of the amount to which each Assignee is entitled (the "Monthly Calculation"). In such event, the Fund shall, upon receipt of such notice and Monthly Calculation from Distributors, make all payments required directly to the Assignee in accordance with the information provided in such notice and Monthly Calculation upon the same terms and conditions as if such payments were to be paid to Distributors.

         (d) Alternatively, in connection with a Transfer, Distributors may direct the Fund to pay all or a portion of the fees to which Distributors is entitled from time to time to a depository or collection agent designated by any Assignee, which depository or collection agent may be delegated the duty of dividing such fees between the Assignee's 12b-1 Portion and the balance (such balance, when distributed to Distributors by the depository or collection agent, the "Distributors' 12b-1 Portion"), in which case only Distributors' 12b-1 Portion may be subject to offsets or claims the Fund may have against Distributors.

      6. The Plan, and any agreements related to the Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements. In determining whether there is a reasonable likelihood that the continuation of the Plan will benefit the Fund and the Class' shareholders, the Board may, but is not obligated to, consider that Distributors has incurred substantial cost and has entered into an arrangement with a third party in order to finance the distribution activities for the Class.

      7. The Plan may be terminated with respect to the Class of a Fund at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class, as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3). Upon termination of the Plan, the obligation of the Trust, on behalf of the Fund, to make payments pursuant to the Plan shall terminate, and the Trust, on behalf of the fund, shall not be required to make payments hereunder beyond such termination date with respect to expenses incurred in connection with Class shares sold prior to such termination date, provided, in each case that each of the requirements of a Complete Termination of this Plan in respect of such Class, as defined below, are met. For purposes of this Section 7, a "Complete Termination" of this Plan in respect of the Class shall mean a termination of this Plan in respect of such Class, provided that: (i) the Independent Trustees of the Trust shall have acted in good faith and shall have determined that such termination is in the best interest of the Trust and the shareholders of the Fund and the Class; (ii) and the Trust does not alter the terms of the contingent deferred sales charges applicable to Class shares outstanding at the time of such termination; and
(iii) unless Distributors at the time of such termination was in material breach under the distribution agreement in respect of the Fund, the Trust, on behalf of the Fund, shall not, in respect of such Fund, pay to any person or entity, other than Distributors or its designee, either the payments described in paragraph 1(a) or 1(b) or in respect of the Class shares sold by Distributors prior to such termination.

      8.   Any agreement related to this Plan:

      (a) may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class on not more than sixty (60) days' written notice to any other party to the agreement; and

      (b) will automatically terminate in the event of its assignment (as defined in the 1940 Act).

      9. The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof without approval by a majority of the outstanding voting securities of the Class (as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3)).

      10. All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

      11. So long as the Plan is in effect, the Board shall satisfy the fund governance standards included in Rule 0-1(a)(7) under the 1940 Act, including that the selection and nomination of the Trust's trustees who are not interested persons of the Trust (as defined in the 1940
Act) shall be committed to the discretion of such incumbent trustees who are not interested persons of the Trust.

      This Amended Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, on behalf of the Class of each of the Funds, respectively, and Distributors as evidenced by their execution hereof.


FRANKLIN MUTAL SERIES FUNDS on behalf of
MUTUAL BEACON FUND
MUTUAL EUROPEAN FUND
MUTUAL FINANCIAL SERVICES FUND
MUTUAL GLOBAL DISCOVERY FUND
MUTUAL QUEST FUND
MUTUAL SHARES FUND


By:  /s/ Steven J. Gray
      Steven J. Gray
      Vice President and Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By:  /s/ Peter D. Jones
      Peter D. Jones
      President



Dated:   July 14, 2009